Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated December 6, 2011

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated December 6, 2011

J.P. Morgan US Treasury Note Futures (G) Tracker

Index Highlight - December 2011

The  JPMorgan US Treasury  Note  Futures  (G) Tracker  Index (the  "Index") is a
proprietary  J.P.  Morgan  strategy  that  seeks to  replicate  the  returns  of maintaining a long position in 10-Year U.S. Treasury notes futures contracts.

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Hypothetical and Actual Historical Performance -
Nov 30, 2001 to Nov 30, 2011

Recent Index Performance
        Historical Return

Nov 2011        0.79%

Oct 2011        -0.79%

Sep 2011        0.82%

Key Features of the Index

[]      Synthetic index which aims to replicate a rolling position in US 10 year Treasury Futures;

[]      Notionally rolled on a quarterly basis, prior to the expiry of the current front month contract;

[]      The futures contract is based on U.S. Treasury notes maturing between 6.5 years and 10 years from the delivery

[]      Levels published on Bloomberg under the ticker RFJGUSBE

Hypothetical and Historical Total Returns (%) and

Volatility (%) - Nov 30, 2011

Three Year Annualized Return1           6.29%
Five Year Annualized Return1            7.18%
Ten Year Annualized Return1             5.40%
Five Year Annualized Volatility3        6.90%

Ten Year Sharpe Ratio4  0.783

Notes

1)   Represents  the  performance  of the Index based on, as  applicable  to the relevant  measurement  period,  the  hypothetical  backtested  daily  Index closing  levels  from Nov  30,2001  through  Aug 27,  2009,  and the actual historical  performance of the Index based on the daily Index closing level from Aug 28, 2009 through Nov 30, 2011, as well as the  performance  of the
     US Generic Government 10 Year Yield Index over the same period. There is no guarantee  of any  future  performance  for  these  indices  based  on this information. Source: Bloomberg and JPMorgan.

2)   On a  quarterly  basis  (generally,  the  second  to last  business  day in
     February, May, August and November), J.P. Morgan Securities Ltd., or JPMSL,
     acting as the Index  calculation  agent,  will  rebalance the Index to take synthetic  long  positions in the next 10 year  Treasury  Futures  Contract
     scheduled  to  expire   immediately   following  the  contract  closest  to
     expiration.

3)   Calculated based on the annualized standard deviation for the ten year period prior to Nov 30, 2011

4)   For  the  above  analysis,   the  Sharpe  Ratio,  which  is  a  measure  of
     risk-adjusted   performance,   is  computed  as  the  ten  year  annualized
     historical return divided by the ten year annualized volatility.

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                                                               dECEMBER 05, 2011

Key Risks

[] Our affiliate, JPMSL, is the index calculation agent and may adjust the Index in a way that affects its level.  The policies and  judgments for which JPMSL is responsible  could have an impact,  positive  or  negative,  on the level of the
Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor in financial instruments linked to the Index.

[] The Index comprises notional assets only. You will not have any claim against any of the 10-year Treasury futures underlying the Index or the related Treasury securities.

[]  Interest  Rate  Risk - The  level  of the  Index  changes  daily,  at  times significantly  based upon the  current  market  prices of the  volatile  10-year
Treasury futures  contracts and the related Treasury notes.  These market prices are influenced by a variety of factors,  particularly interest rate changes, the yields on the  Treasury  futures/notes  as compared to current  market  interest rates and the actual or perceived credit quality of the U.S. government.

[] The Index may be subject to high levels of volatility. Futures contracts on the 10-year U.S. Treasury notes are highly leveraged and often display higher volatility and less liquidity than the 10-year U.S. Treasury Notes.

[] The  settlement  price  of 10  year  Treasury  Futures  may  not  be  readily available.

[] The  Index  was  established  in  August  2009 and  therefore  has a  limited operating history.

[] The Index may in the  future be subject to an  adjustment  factor  that could negatively affect the level of the Index.

The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors"  section in the relevant  product  supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

Index Disclaimers

The Index was developed, complied, prepared and arranged by JPMorgan through the expenditure  of  substantial  time,  effort and money and  constitutes  valuable intellectual  property and trade  secrets of  JPMorgan.  All right,  title,  and interest in and to the Index is vested in JPMorgan  and the Index cannot be used without  JPMorgan's prior written consent.  Information herein is believed to be reliable but JPMorgan does not warrant its completeness or accuracy.

DISCLAIMER

JPMorgan  Chase  & Co.  ("J.P.  Morgan")  has  filed  a  registration  statement
(including a prospectus) with the Securities and Exchange Commission (the "SEC")
for any  offerings  to which these  materials  relate.  Before you invest in any offering of securities by J.P.  Morgan,  you should read the  prospectus in that registration  statement,  the prospectus  supplement,  as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P.  Morgan will file with the SEC relating to such offering for more complete  information about J.P. Morgan and the offering of any securities.
You may get these documents without cost by visiting EDGAR on the SEC Website at
www.sec.gov.  Alternatively, J.P. Morgan, any agent, or any dealer participating in the  particular  offering  will  arrange to send you the  prospectus  and the prospectus  supplement,  as well as any  product  supplement  and term  sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.

Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

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